EXHIBIT 99

NEWS RELEASE

PGT Reports 2010 Fourth Quarter Results

VENICE, FL, February 24, 2011 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the fourth quarter ended January 1, 2011.  In the fourth quarter:

▪	Net sales were $39.0 million, an increase of $3.0 million, or 8.4%, over prior year fourth quarter;

▪	Net loss was $12.2 million compared to prior year net income of $301 thousand in the fourth quarter of 2009;

▪
Non-cash impairment charges totaled $5.6 million compared to the prior year fourth quarter amount of $0.7 million.  The current year impairment relates to the scheduled closing of our North Carolina plant.  Consolidation charges totaled $2.1 million in the fourth quarter of 2010.  Restructuring charges totaled $1.5 million in the prior  year fourth quarter.

▪
Adjusted net loss was $4.6 million compared to an adjusted net income of $2.5 million in the prior year fourth quarter. Adjusted net loss per diluted share of $0.09 compared to an adjusted net income per diluted share of $0.07 per share in 2009; and

▪	Adjusted EBITDA was $228 thousand, compared to adjusted EBITDA of $2.9 million in the prior year fourth quarter.

Rod Hershberger, President and Chief Executive Officer of PGT, said, “Sales increased 8.4% in the fourth quarter of 2010 compared to the same quarter a year ago due mainly to increased sales in our core market, Florida, where sales were up 14.4%.  The main drivers for this increase came from increases in our vinyl product categories, in both impact and non-impact products.  Housing starts in Florida decreased 2.2% compared to the fourth quarter of 2009, driven by a decrease in single family starts.  However, multi-family starts were up slightly from a year ago.”

Mr. Hershberger continued, “We are currently on schedule to complete our plant consolidation by the end of the second quarter of 2011.  In addition, we continue to move forward with new product offerings and line expansions, including our recently launched vinyl sliding glass door which was well received at the International Builders’ Show.”

Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “WinGuard sales increased $1.7 million due in part to an increase in vinyl WinGuard sales in Florida, where many customers took advantage of available tax credits. Vinyl non-impact sales also continued to expand, up $2.4 million, including $1.1 million in sales of the new replacement window designed for the Florida market.  This shift in mix toward lower margin non-impact products offset contribution margin earned on additional sales.  Additionally, during the fourth quarter of 2010, we recorded an additional $1.0 million in bonus, $0.5 million in increased salaries resulting from returning employees to their 2009 base, $0.3 million in health care cost increases, and a $0.6 million increase in non-cash stock compensation expense.”

Mr. Jackson continued, “During the quarter, we generated $3.3 million in cash from operations.  Our cash balance decreased $3.2 million during the quarter to $22.0 million, primarily due to the repayment of $3.0 million in debt and the purchase of the intellectual property assets of Hurricane Window and Door Technologies of Fort Myers, Florida.   Our net debt decreased to $28.0 million and our corresponding leverage ratio is 1.7X.”

Conference Call

As previously announced, PGT will hold a conference call Friday, February 25, 2011, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning February 25, 2011 at 1:30 p.m. Eastern Time through March 18, 2011. To access the replay, dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 38570363.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,200 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina, although PGT is currently consolidating all North Carolina operations into Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and CFO
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Net sales	$39,041	$36,004	$175,741	$166,000
Cost of sales	29,856	27,004	125,403	121,622
Gross margin	9,185	9,000	50,338	44,378
Impairment Charges	5,561	742	5,561	742
Selling, general and administrative expenses	14,680	11,707	54,091	51,902
Loss from operations	(11,056)	(3,449)	(9,314)	(8,266)
Interest expense	1,173	1,648	5,123	6,698
Other expense (income), net	-	5	(19)	37
Loss before income taxes	(12,229)	(5,102)	(14,418)	(15,001)
Income tax (benefit) expense	-	(5,403)	77	(5,584)
Net (loss) income	$(12,229)	$301	$(14,495)	$(9,417)

Basic net (loss) income per common share	$(0.23)	$0.01	$(0.29)	$(0.26)

Diluted net (loss) income per common share	$(0.23)	$0.01	$(0.29)	$(0.26)

Weighted average common shares outstanding:
Basic	53,654	36,284	50,174	36,241

Diluted	53,654	37,021	50,174	36,241

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 1,	January 2,
	2011	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$22,012	$7,417
Accounts receivable, net	13,687	14,213
Inventories	10,535	9,874
Deferred income taxes	-	622
Other current assets	5,127	7,860
Total current assets	51,361	39,986

Property, plant and equipment, net	52,863	65,104
Other intangible assets, net	64,291	67,522
Other assets, net	604	1,018
Total assets	$169,119	$173,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,696	$16,607
Deferred income taxes	185	-
Current portion of long-term debt and capital lease obligations	245	105
Total current liabilities	17,126	16,712
Long-term debt and capital lease obligations	49,918	68,163
Deferred income taxes	17,130	17,937
Other liabilities	1,903	2,609
Total liabilities	86,077	105,421

Total shareholders' equity	83,042	68,209
Total liabilities and shareholders' equity	$169,119	$173,630

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2011	2010	2011	2010
Reconciliation to Adjusted net (loss) income and Adjusted net (loss) income per share (1):

Net (loss) income	$(12,229)	$301	$(14,495)	$(9,417)
Reconciling item:
Asset impairment charges (2)	5,561	742	5,561	742
Consolidation/Restructuring charge (3)	2,053	1,490	2,053	5,395
Adjusted net (loss) income	$(4,615)	$2,533	$(6,881)	$(3,280)

Weighted average shares outstanding:
Diluted (4)	53,654	37,021	50,174	36,241

Adjusted net (loss) income per share - diluted	$(0.09)	$0.07	$(0.14)	$(0.09)

Reconciliation to EBITDA and Adjusted EBITDA:
Net (loss) income	$(12,229)	$301	$(14,495)	$(9,417)
Reconciling items:
Depreciation and amortization expense	3,670	4,074	15,208	16,166
Interest expense	1,173	1,648	5,123	6,698
Income tax expense (benefit)	-	(5,403)	77	(5,584)
EBITDA	(7,386)	620	5,913	7,863
Asset impairment charges (2)	5,561	742	5,561	742
Consolidation/Restructuring charge (3)	2,053	1,490	2,053	5,395
Adjusted EBITDA	$228	$2,852	$13,527	$14,000
Adjusted EBITDA as percentage of net sales	0.6%	7.9%	7.7%	8.4%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed on February 24, 2011.

(2) Represents the write-down of the value of certain fixed assets of the Company.

(3) Represents charges related to consolidation actions taken in 2010 and restructuring actions taken in 2009. These charges relate primarily to employee separation costs. Of the consolidation charges taken in 2010, $0.9 million was recorded in costs of goods sold and $1.2 million was recorded in selling, general and administrative expenses. Of the restructuring charges taken in the fourth quarter of 2009, $1.1 million was recorded in cost of goods sold, and $0.4 million was recorded in selling, general and administrative expenses. Of the restructuring charges taken in fiscal year 2009, $3.1 million was recorded in cost of goods sold, and $2.3 million was recorded in selling, general and administrative expenses.

(4) Due to the net losses in fiscal years 2010 and 2009 and in the fourth quarter of 2010, the effect of equity compensation plans for these periods is anti-dilutive.